Exhibit 99.1

Asure Software Announces Plan to Take Company Private

AUSTIN, TX—(MARKET WIRE)—Jan. 29, 2009 — Asure Software (NASDAQ: ASUR - News), a leading provider of workforce management software, today announced its plan to immediately begin the process to take the Company private. This plan furthers the Company’s goals of maximizing shareholder value and realizing substantial cost savings while accelerating the attainment of profitability and positive cash flow.

As part of the plan announced today, Asure Software’s Board of Directors has approved a 750-to-1 reverse split of the Company’s common shares followed immediately by a 1-to-750 forward split. Any fractional shares remaining after the reverse split is effective will be paid out in cash at a valuation of $0.36 per share on a pre-split basis.  The Company’s shareholders will be asked to approve the reverse/forward stock spilt at a Special Meeting of Shareholders at a date to be determined.  In order to initiate the reverse/forward stock split, a preliminary proxy statement and Schedule 13E-3 will be filed with the Securities and Exchange Commission in the upcoming days.

Prior to the Special Meeting of Shareholders, a definitive proxy statement will be mailed to all shareholders entitled to vote.  If the reverse/forward split is approved by the shareholders, it is expected that the Company will have fewer than 300 shareholders of record.  The Company would then be able to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934.  In turn, the Company’s periodic reporting requirements with the Securities and Exchange Commission would be suspended and the Company’s classification as a public reporting company would cease. The Company intends to take any further steps necessary to take the Company private, including withdrawing its common stock from listing on the NASDAQ Capital Market.  It is expected that the Company’s stock will trade on the Over the Counter Market.

The annual cost savings expected to be captured from going private are approximately $1 million, accelerating the attainment of positive earnings and positive cash flow. Asure Software’s Board of Directors believes that this will allow the Company to maximize enterprise value based on the substantial savings from being a private company versus the cost of being a public company.

This transaction is expected to have no effect on Asure Software’s operations.

Commenting on the announcement, Richard N. Snyder, Asure Software’s President, CEO and Chairman of the Company’s Board of Directors, said, “I am pleased to announce, based on an extensive review of a range of strategic options by the Board of Directors, that we plan to take Asure Software private. My fellow Board members and I unanimously agree that such a transaction is in the best interest of our shareholders and of the Company in the longer term. We look forward to continuing to execute our business plan at lower levels of recurring corporate expense.”

Subject to obtaining the required regulatory and shareholder approvals, Asure Software expects the transaction to be completed in the next several months.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting and event management, and asset tracking and reservations. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market and those associated with effecting a reverse split in order to become a private company.

Investor contacts:

Jay Peterson

512-437-2476

jay_peterson@asuresoftware.com

Sean Collins, Senior Partner

CCG Investor Relations

310-477-9800, ext. 202

www.ccgir.com

Media contact:

Lisa Flynn

512-437-2678

lisa_flynn@asuresoftware.com